EXHIBIT 99.1

CAS Medical Systems Announces First Quarter 2012 Financial Results

FORE-SIGHT® Domestic Sensor Revenues Increase 48%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., May 8, 2012 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED) today reported financial results for the three months ended March 31, 2012. The net loss applicable to common stockholders for the first quarter of 2012 was $2.2 million or ($0.17) per share, compared with a net loss applicable to common stockholders of $1.2 million or ($0.09) per share for the first quarter of 2011.

Highlights of the first quarter and recent weeks included:

  Worldwide FORE-SIGHT® Oximetry sensor revenues increased 24% over the first quarter of 2011 led by a 48% increase in domestic sensor revenues
  The installed base of FORE-SIGHT units reached 592 as of March 31, 2012, up 41% over the prior year with 43 units added during the first quarter
  Sales of traditional monitoring products declined $0.4 million in the quarter due to lower U.S. vital signs monitor sales
  FORE-SIGHT became the first cerebral oximeter to receive U.S. Food and Drug Administration (FDA) clearance for a specific claim of monitoring the abdominal tissue of newborns weighing less than four kilograms
  CASMED had extensive presence at leading medical conferences, both as an exhibitor and in poster presentations, most recently at the annual meetings of the Pediatric Academic Societies and the Society of Cardiovascular Anesthesiologists
  A key study published in Congestive Heart Failure Journal, a leading cardiology journal, showed that standard monitoring with pulse oximetry did not predict the dangerous levels of cerebral oxygen saturation that were measured by the FORE-SIGHT Oximeter.

Management Commentary

"We are pleased that our focus on expanding and upgrading our domestic FORE-SIGHT sales organization is paying dividends, as demonstrated by a 48% increase in domestic sensor sales for the first quarter of 2012 over the same period of last year," commented Thomas M. Patton, President and Chief Executive Officer of CASMED. "Importantly, our first quarter results reflect our expectations of reaching our goal of having an installed base of 750 FORE-SIGHT monitors worldwide by the end of the year.

"We also are making good progress in creating market awareness of our products' value through our evidence-based selling efforts and by drawing attention to the compelling need for cerebral oximetry in general and FORE-SIGHT oximetry specifically. Our presence at recent medical meetings was met with enthusiasm by attendees and we were pleased with the sales leads we generated," he added. "The value of FORE-SIGHT continues to be proven by the increasing number of clinical studies across many types of surgical procedures. The clinical evidence continues to build showing that oxygen desaturation in the brain occurs much more frequently than routine monitoring would suggest and with worse patient outcomes. In addition, we have made substantial progress in the development of our new FORE-SIGHT monitoring system, which should begin to lower our cerebral oximetry cost of goods in 2013."

Mr. Patton added, "Although sales of our traditional vital signs monitors were down $0.4 million during the quarter, we view 2012 as a transition year for this product line as we continue to build a foundation for growth in 2013 and beyond through improved sales distribution and new product introductions that will better serve our customers.

"For the year, we expect our Traditional Monitoring product revenues to be down somewhat compared to 2011, but revenue growth from FORE-SIGHT should permit us to report overall revenue growth by the fourth quarter of this year."

Financial Results

For the first quarter of 2012, the Company reported total revenues of $5.4 million, a decline of $0.2 million or 4% from the first quarter of 2011. FORE-SIGHT Oximetry revenues were $1.7 million, up 9% over the prior year, and FORE-SIGHT disposable sensor revenues were $1.4 million, up 24% over the prior year led by a 48% increase in domestic sensor revenues. The Company's worldwide installed base of FORE-SIGHT monitors was 592 as of March 31, 2012, an increase of 43 monitors for the first quarter. All other revenues totaled $3.7 million for the first quarter of 2012, a decline of $0.4 million or 9% from the first quarter of 2011.

The first quarter 2011 results did not contain the non-cash preferred stock dividend accretion. The effect of the dividend accretion on the first quarter of 2012 was ($0.02) per share.

The Company reported cash and cash equivalents of $11.7 million as of March 31, 2012, compared with $13.9 million as of December 31, 2011.

Conference Call Information

CASMED will host a conference call for investors and analysts today beginning at 10:00 a.m. ET to discuss first quarter 2012 results and answer questions. Representing CASMED on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

To participate in the call please dial (866) 239-5859 (domestic) or (702) 495-1913 (international). A live audio webcast of the conference call will also be available on the Company's website or by using the following link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=113099&CompanyID=CASM&e=1&mediaKey=59D0CE847AFA773482F32059AF8D6B25

A telephone replay will be available by dialing (855) 859-2056 (domestic) or (404) 537-3406 (International) from 11:00 a.m. ET May 8th through 11:59 p.m. ET May 15th. Please use access code 76917538. An archive of the webcast will be available on the Company's website for 30 days.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients, regardless of age or weight. Direct monitoring of tissue oxygenation provides a unique and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2011 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
Unaudited

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Revenues	$ 5,408,819	$ 5,643,124

Costs and expenses:
Cost of products sold	3,373,745	3,508,570
Gross profit	2,035,074	2,134,554
Operating expenses:
Research and development	890,117	712,344
Selling, general and administrative	3,107,521	2,690,843
Operating expenses	3,997,638	3,403,187

Operating loss	(1,962,564)	(1,268,633)

Other income, net	(16,472)	(2,562)

Loss from continuing operations before income taxes	(1,946,092)	(1,266,071)

Income tax benefit	--	(20,448)
Loss from continuing operations	(1,946,092)	(1,245,623)
Income from discontinued operations	--	39,692
Net loss	(1,946,092)	(1,205,931)

Preferred stock dividend accretion	273,545	--
Net loss applicable to common stockholders	$ (2,219,637)	$ (1,205,931)

Per share basic and diluted income (loss) applicable to common stockholders:
Continuing operations	$ (0.17)	$ (0.10)
Discontinued operations	--	0.01
Net loss	$ (0.17)	$ (0.09)

Weighted average common shares outstanding - basic and diluted	13,218,840	13,011,198

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31, 2012	December 31, 2011

Cash and cash equivalents	$ 9,184,509	$ 11,387,300
Short-term investments	2,494,563	2,490,587
Accounts receivable	2,892,889	2,535,331
Inventories	3,354,242	3,276,568
Other current assets	296,823	299,620
Total current assets	18,223,026	19,989,406

Property and equipment	8,095,901	7,712,998
Less accumulated depreciation	(5,797,743)	(5,583,358)
	2,298,158	2,129,640

Intangible and other assets, net	677,828	704,648
Total assets	$ 21,199,012	$ 22,823,694

Accounts payable	1,544,829	1,340,488
Accrued expenses	1,354,706	1,443,367
Total current liabilities	2,899,535	2,783,855

Other liabilities	211,159	211,159
Deferred gain on sale of facilities	731,130	764,789
Total liabilities	3,841,824	3,759,803

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	54,823	54,805
Additional paid-in capital	11,170,298	10,930,927
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(7,704,093)	(5,758,001)
Stockholders' equity	17,357,188	19,063,891

Total liabilities & stockholders' equity	$ 21,199,012	$ 22,823,694